Exhibit 99.1

CARNIVAL CORPORATION & PLC
PROVIDES THIRD QUARTER 2021 BUSINESS UPDATE

MIAMI (September 24, 2021) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) provides third quarter 2021 business update.

•U.S. GAAP net loss of $2.8 billion and adjusted net loss of $2.0 billion for the third quarter of 2021.
•Third quarter 2021 ended with $7.8 billion of liquidity, which the company believes is sufficient to return to full cruise operations.
•Voyages for the third quarter of 2021 were cash flow positive and the company expects this to continue.
•As of August 31, 2021, eight of the company's nine brands have resumed guest operations as part of its gradual return to service.
•Booking volumes for all future cruises during the third quarter of 2021 were higher than booking volumes during the first quarter of 2021, albeit not as robust as the second quarter of 2021, primarily as a result of lower booking volumes in August 2021, reflecting the impact on overall U.S. consumer confidence resulting from heightened uncertainty around the COVID-19 Delta variant.
•Cumulative advanced bookings for the second half of 2022 are ahead of a very strong 2019.
•Customer deposits increased $630 million in the third quarter of 2021, marking the second consecutive quarter since March 2020 the company has seen an increase in customer deposits.
•Through its debt management efforts, the company has reduced future annual interest expense by over $250 million per year and has completed cumulative debt principal payment extensions of approximately $4.0 billion, improving its future liquidity position.
•The company recently released its Sustainability Report detailing its 2030 sustainability goals and 2050 sustainability aspirations.

Third Quarter 2021 Results and Statistical Information

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “We are very glad to be back doing what we do best, delivering memorable vacation experiences for our guests, while doing so in a way that best serves the interests of public health. Our team members are executing exceptionally well on our return to service, exceeding the expectations of our guests and taking guest satisfaction to new heights. Even at this early stage with intentionally constrained occupancy levels, our voyages are already cash flow positive.”

•Voyages for the third quarter of 2021 were cash flow positive and the company expects this trend to continue.
•For the cruise segments, revenue per passenger cruise day (“PCD”) for the third quarter of 2021 increased compared to a strong 2019, despite the current constraints on itinerary offerings, which did not include many of the destination rich itineraries offered in 2019. The increase was driven in part by exceptionally strong onboard and other revenue.
•Occupancy in the third quarter of 2021 was 54%, building consistently month-to-month from 39% in June to 59% in August.
•Available lower berth days (“ALBD”) for the third quarter of 2021 were 3.8 million, which represents 17% of total fleet capacity. ALBDs are expected to be 10.3 million for the fourth quarter of 2021, which represents 47% of total fleet capacity.

Donald noted, “Beyond the enthusiasm of our guests and crew and the unprecedented net promoter scores, it is difficult to demonstrate just how successful our restart effort has been because many cruises, while generating positive cash flow, were limited to scenic cruises without ports of call, and generally priced well below the attractive destination rich cruises we normally offer. Carnival Cruise Line resumed operations in July offering Caribbean and Alaska sailings somewhat comparable to prior years and achieved 20% higher revenue per PCD than 2019 peak levels, despite onboard credits from cancelled cruises. Even with the unusually short booking window and capacity limitations, the brand achieved occupancy of approximately 70%, which speaks to the strong underlying demand for our core product.”

The company's monthly average cash burn rate for the third quarter of 2021 was $510 million, which was better than previous guidance and in line with the $500 million monthly average cash burn rate for the first half of 2021. The monthly average cash burn rate includes revenues earned on voyages, ongoing ship operating and administrative expenses, restart spend, working capital changes (excluding changes in customer deposits), interest expense and capital expenditures (net of export credit facilities), and excludes scheduled debt maturities as well as other cash collateral to be provided.

As the company continues its return to service, it expects to continue incurring incremental restart related spend, including the cost of returning ships to guest cruise operations, returning crew members to its ships and maintaining enhanced health and safety protocols. The company expects the monthly average cash burn rate for the fourth quarter to be higher than the prior quarters of 2021, due to the timing of incremental restart expenditures.

The gradual resumption of the company's guest cruise operations continues to have a material impact on all aspects of its business, including the company’s liquidity, financial position and results of operations. The company expects a net loss on both a U.S. GAAP and adjusted basis for the quarter and year ending November 30, 2021.

Resumption of Guest Cruise Operations

Donald added, “Being the largest in our industry, it is not surprising that we are now successfully operating at a larger scale than anyone else in the industry. Our protocols have been working well and are enabling us to build occupancy levels as we return more ships to service. Looking forward, we continue to work towards resuming full guest cruise operations by next spring, in time for our important summer season, where we make the bulk of our operating profit.”

As of August 31, 2021, eight of the company's nine brands have resumed guest cruise operations as part of its gradual return to service, with 35% of its capacity operating with guests on board. The company has already announced plans to resume guest cruise operations with 50 ships, or 61% of its capacity, by November 30, 2021 and 71 ships, or 75% of its capacity, by June 2022, with more announcements forthcoming for the remaining ships. For more detailed information on the resumption of guest cruise operations, refer to the Ships in Service and Announced Restarts by Brand tables at the end of this release.

Consistent with its planned gradual resumption of guest cruise operations, the company continues to expect to have its full fleet back in operation in the spring of 2022. While the company will benefit from the disposal of 19 smaller, less efficient ships since the beginning of the pause in guest cruise operations, the company is forecasting its ship operating expenses, on a per ALBD basis, for 2022 to be higher than 2019. This is driven by a portion of its fleet being in pause status for part of the year, restart related expenses and the cost of maintaining enhanced health and safety protocols.

The company has worked closely with health and medical experts globally and nationally, as well as with authorities in destination countries, to put in place comprehensive health and safety protocols for protection against and mitigation of COVID-19 across the entire cruise experience for all of the company's nine brands. This includes cross-industry learnings and best practices based on the proven health and safety record of industry-wide sailings, and input from top scientists and public health, epidemiological and policy experts. Protocols have been and will continue to be updated based on evolving scientific and medical knowledge related to mitigation strategies. Details about enhanced protocols, including the latest information and requirements for each of the company's brands, is available on their website.

Update on Bookings

Donald added, “Our booked position for the second half of 2022 is at a new historical high, including our seasonally strong third quarter with all our ships planned to be in operation, despite reduced marketing spending. The broader environment for travel, while choppy, has improved dramatically since last summer and we believe it should improve even further by next summer, if the current trend of vaccine roll outs and advancements in therapies continues. We have also opened bookings for further out cruises in 2023, with unprecedented early demand.”

Booking volumes for all future cruises during the third quarter of 2021 were higher than booking volumes during the first quarter of 2021, albeit not as robust as the second quarter of 2021, primarily as a result of lower booking volumes in August 2021, reflecting the impact on overall U.S. consumer confidence resulting from heightened uncertainty around the COVID-19 Delta variant. Cumulative advanced bookings for the second half of 2022 are ahead of a very strong 2019 as of August 31, 2021. (Due to the gradual resumption in guest cruise operations, the company's current booking trends will be compared to booking trends for 2019 sailings.)

Total customer deposits increased $630 million to $3.1 billion as of August 31, 2021 from $2.5 billion as of May 31, 2021. For the second consecutive quarter since March 2020, the company has continued to see an increase in customer deposits.

Refinancing

Carnival Corporation & plc Chief Financial Officer David Bernstein noted, “We ended the third quarter with $7.8 billion of liquidity. We believe we have sufficient liquidity to get us back to full operations and continue to be focused on pursuing refinancing opportunities to reduce interest rates and extend maturities. To date, through our debt management efforts, we have reduced our future annual interest expense by over $250 million per year and have completed cumulative debt principal payment extensions of approximately $4.0 billion, improving our future liquidity position.”

During the third quarter of 2021 the company:

•Completed the repricing of its first-priority senior secured term loan facility, reducing the overall interest rate and future annual interest expense by over $120 million per year.
•Completed additional European Debt Holiday amendments, resulting in cumulative deferred principal of $1.7 billion.
•Issued $2.4 billion of new bonds and repaid $2.0 billion of existing higher rate debt, effectively extending maturities to 2028 and reducing interest expense by $135 million annually.
•Under the stock swap program, repurchased 4.6 million shares of Carnival plc ordinary shares with the proceeds from selling the same amount of Carnival Corporation's common stock, increasing liquidity by $10 million as a result of the difference in market price for the company's two listings.

As of August 31, 2021, the company's outstanding debt maturities are as follows:

(in billions)	4Q 2021	1Q 2022	2Q 2022	3Q 2022	4Q 2022
Principal payments on outstanding debt (a)	$0.2	$0.3	$0.4	$0.4	$1.3

(a)Excluding the revolving credit facility. As of August 31, 2021, borrowings under the revolving credit facility were $3.1 billion.

Sustainability Update

Donald continued, “We are very pleased to affirm our ongoing commitment to sustainability through the recent publication of our 11th annual Sustainability Report, Sustainable from Ship to Shore.”

Recently, the company released its Sustainability Report, developed in accordance with the widely recognized Global Reporting Initiative (“GRI”) standard, detailing its 2030 sustainability goals and 2050 sustainability aspirations. For the first time, the company has incorporated two additional disclosure frameworks, the Sustainability Accounting Standards Board (“SASB”) and the Task Force on Climate-Related Financial Disclosures (“TCFD”) into its sustainability report.

The company is proud of the achievement of its 2020 sustainability goals and the progress it has made to date on managing its carbon footprint, improving resource efficiency and strengthening its workforces and communities. To build on these achievements, the company’s latest report establishes a full suite of new sustainability goals for 2030 and aspirations for 2050 in six focus areas, which were initially announced in June 2021 as a preview of the company’s strategic direction for sustainability efforts over time. The six critical focus areas which are aligned with the United Nations Sustainable Development Goals are:

•Climate action
•Circular economy
•Sustainable tourism
•Good health and well-being
•Diversity, equity and inclusion
•Biodiversity and conservation

In each focus area, the company has specified goals, targets and aspirations that guide its strategy to further strengthen the Environmental, Social and Governance performance of the organization. The company's 2050 sustainability aspirations are aligned with the Paris Agreement on climate change, and its aspiration to achieve net carbon-neutral ship operations exceeds the International Maritime Organization (“IMO”) goal of 50% absolute emission reduction by 2050. For more detailed information on the company's 2030 goals and 2050 aspirations, see the company report issued on www.carnivalsustainability.com.

Other Recent Highlights

•Costa Firenze, Costa Cruises' newest ship, departed on its maiden voyage from the port of Savona.
•Holland America Line took delivery of Rotterdam, becoming the 11th ship in its fleet.
•Mardi Gras, Carnival Cruise Line's newest and most innovative ship and the first cruise ship in the Americas to be powered by eco-friendly Liquefied Natural Gas (“LNG”), departed on its maiden voyage from Port Canaveral.
•Iona, P&O Cruises' (UK) newest and most innovative ship and the first cruise ship in the UK to be powered by LNG, departed on its maiden voyage from Southampton, England.
•Carnival Corporation celebrates the 20th anniversary of Princess Cruises' history-making shore power, its revolutionary program, which paved the way for shore power availability at 15 ports and growing.
•Seabourn was named the top cruise line for 2021 by the readers of Travel + Leisure in the magazine’s annual World’s Best Awards.
•Carnival Corporation announced a new initiative to facilitate access to pre-cruise COVID-19 viral testing for guests of Carnival Cruise Line, Holland America Line, Princess Cruises and Seabourn at more than 1,500 convenient Quest Diagnostics patient service centers and retail pharmacy testing locations throughout the U.S.

Explanation of Statistical Information

ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its business update. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is one of the world’s largest leisure travel companies with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features – Carnival Cruise Line, Princess Cruises, Holland America Line, P&O Cruises (Australia), Seabourn, Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Additional information can be found on www.carnivalcorp.com, www.carnivalsustainability.com, www.carnival.com, www.princess.com, www.hollandamerica.com, www.pocruises.com.au, www.seabourn.com, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Goodwill, ship and trademark fair values
•Booking levels	•Liquidity and credit ratings
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Return of guest cruise operations
•Currency exchange rates	•Impact of the COVID-19 coronavirus global pandemic on our financial condition and results of operations
•Estimates of ship depreciable lives and residual values
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•COVID-19 has had, and is expected to continue to have, a significant impact on our financial condition and operations, which impacts our ability to obtain acceptable financing to fund resulting reductions in cash from operations. The current, and uncertain future, impact of the COVID-19 outbreak, including its effect on the ability or desire of people to travel (including on cruises), is expected to continue to impact our results, operations, outlooks, plans, goals, reputation, litigation, cash flows, liquidity, and stock price.
•World events impacting the ability or desire of people to travel have and may continue to lead to a decline in demand for cruises.
•Incidents concerning our ships, guests or the cruise vacation industry as well as adverse weather conditions and other natural disasters have in the past and may, in the future, impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks, including the recent ransomware incidents, and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•Ability to recruit, develop and retain qualified shipboard personnel who live away from home for extended periods of time may adversely impact our business operations, guest services and satisfaction.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales, pricing and destination options.

•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended August 31,		Nine Months Ended August 31,
(in millions)	2021	2020	2021	2020
Net income (loss)
U.S. GAAP net income (loss)	$(2,836)	$(2,858)	$(6,881)	$(8,014)
(Gains) losses on ship sales and impairments	472	937	510	3,819
(Gains) losses on debt extinguishment, net	376	220	372	220
Restructuring expenses	2	3	5	42
Other	—	—	17	3
Adjusted net income (loss)	$(1,986)	$(1,699)	$(5,976)	$(3,930)

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use adjusted net income (loss) as a non-GAAP financial measure of our cruise segments’ and the company’s financial performance. This non-GAAP financial measure is provided along with U.S. GAAP net income (loss).

We believe that gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and other gains and losses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for these items to be excluded from our net income (loss), and accordingly, we present adjusted net income (loss) excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Ships in Service and Announced Restarts by Brand
	Number of Ships	Passenger Capacity (Lower Berths)	% of Brand Capacity	% of Total Capacity (a)
North America and Australia ("NAA") Brands
Carnival Cruise Line	17	54,630	73%
Princess Cruises	10	31,260	68%
Holland America Line	11	22,890	100%
P&O Cruises (Australia)	—	—	—
Seabourn	6	2,840	100%
	44	111,620		73%

Europe and Asia ("EA") Brands
Costa Cruises	8	30,170	72%
AIDA Cruises	10	26,800	74%
P&O Cruises (UK)	6	19,000	100%
Cunard	3	6,820	100%
	27	82,790		80%
	71	194,410		75%

(a) NAA Brands capacity for 60 ships, EA Brands capacity for 35 ships, total company capacity for 95 ships, including newbuild deliveries through June 2022

Ships in Service and Announced Restarts by Ship
in Order of Actual or Announced Restart Date
	Ship Name	Passenger Capacity (Lower Berths)
March 2021
	AIDAperla	3,280

May 2021
	Costa Smeralda	5,220
	Costa Luminosa	2,260
	AIDAsol	2,190
	AIDAblu	2,200

June 2021
	Costa Deliziosa	2,260
	Britannia	3,640

July 2021
	Seabourn Ovation	600
	Carnival Vista	3,930
	Costa Firenze	4,240
	Carnival Horizon	3,960
	AIDAprima	3,280
	Carnival Breeze	3,690
	Seabourn Odyssey	460
	Nieuw Amsterdam	2,100

	Majestic Princess	3,560
	Carnival Miracle	2,120
	AIDAstella	2,200
	Regal Princess	3,560
	Mardi Gras	5,280
	AIDAmar	2,190

August 2021
	Iona	5,200
	Carnival Magic	3,690
	Queen Elizabeth	2,080
	Carnival Sunrise	2,980
	Eurodam	2,100
	Carnival Panorama	4,010
	Sky Princess	3,660

September 2021
	AIDAluna	2,080
	Carnival Pride	2,120
	Carnival Glory	2,980
	Carnival Dream	3,640
	Costa Diadema	3,690
	Grand Princess	2,600

October 2021
	Ventura	3,080
	Carnival Freedom	2,980
	Koningsdam	2,650
	Carnival Elation	2,190
	Emerald Princess	3,090
	AIDAdiva	2,070
	Rotterdam	2,670
	Ruby Princess	3,080

November 2021
	Carnival Valor	2,980
	AIDAbella	2,080
	Enchanted Princess	3,660
	Carnival Legend	2,120
	Nieuw Statendam	2,660
	Queen Mary 2	2,680
	Caribbean Princess	3,140
	Costa Fascinosa	2,980

December 2021
	Azura	3,080
	Carnival Radiance	2,980

	Carnival Conquest	2,980
	AIDAnova	5,230
	Zuiderdam	1,960

February 2022
	Aurora	1,910

March 2022
	Costa Toscana	5,320
	Noordam	1,970
	Arcadia	2,090

April 2022
	Seabourn Venture	260
	Seabourn Encore	600
	Queen Victoria	2,060
	Island Princess	2,210
	Diamond Princess	2,700

May 2022
	Volendam	1,430
	Oosterdam	1,960
	Costa Venezia	4,200
	Westerdam	1,960
	Seabourn Quest	460
	Zaandam	1,430

June 2022
	Seabourn Sojourn	460